Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-19510, 333-12737, 333-74682, 333-129675 and 333-164827) of our report dated March 19, 2010, with respect to the consolidated financial statements of Photop Technologies, Inc. included in Form 8-K/A of II-VI Incorporated dated March 19, 2010.

/s/ Ernst & Young Hua Ming

Shanghai, the People’s Republic of China

March 19, 2010